SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Nara Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NARA BANCORP, INC.

3731 Wilshire Boulevard

Suite 1000

Los Angeles, CA 90010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 28, 2009

TO OUR STOCKHOLDERS:

We are pleased to announce that Nara Bancorp, Inc., a Delaware corporation, will hold its annual meeting of stockholders on Thursday, May 28, 2009, at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California 90005 at 10:30 a.m., Pacific Standard Time. At this meeting, we will ask you to vote on the following matters:

1. Election of directors. You will have the opportunity to elect nine persons to serve as members of our board of directors until our next annual meeting and until their successors are elected and qualified. The following nine persons are our nominees for election:

Howard N. Gould

Min J. Kim

Chong-Moon Lee

Jesun Paik

Hyon Man Park (John H. Park)

Ki Suh Park

Terry Schwakopf

James P. Staes

Scott Yoon-suk Whang

2. Ratification of the Selection of Independent Registered Public Accounting Firm. You will be asked to ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2009.

3. Nonbinding stockholder approval of executive compensation. You will have the opportunity to cast a non-binding vote for or against the compensation of the Company’s executives named in the Summary Compensation Table of the attached proxy statement.

4. Other Business. If other business is properly raised at the meeting you will be asked to vote on these matters, too.

If you were a stockholder as of the close of business on March 31, 2009, you are entitled to vote at this meeting. We cordially invite all stockholders to attend the meeting in person.

Whether or not you expect to attend the annual meeting, please vote your proxy by internet, telephone, or mail your proxy in the envelope provided. You may revoke this proxy at any time prior to the annual meeting and, if you attend the annual meeting, you may vote your shares in person.

BY ORDER OF THE BOARD OF DIRECTORS

Min J. Kim, Chief Executive Officer

Dated: April 13, 2009

The most recently filed Proxy Statement, Form 10-K, and Annual Report are available online at www.narabank.com/EZProxy.

NARA BANCORP, INC.

3731 Wilshire Boulevard

Suite 1000

Los Angeles, CA 90010

PROXY STATEMENT

For the

Annual Meeting of Stockholders

To be Held on May 28, 2009

GENERAL INFORMATION

Nara Bancorp, Inc. (the “Company”) is a registered bank holding company and Nara Bank (the “Bank”) is our wholly owned subsidiary. This proxy statement contains information about the Company’s annual meeting of stockholders to be held on Thursday, May 28, 2009 at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California at 10:30 a.m., Pacific Standard Time, and any postponements or adjournments thereof. The date of this proxy statement is April 23, 2009 and it will be mailed to stockholders on or about that date.

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the board of directors is soliciting your vote for use at the 2009 annual meeting of stockholders.

This proxy statement summarizes the information you need to know to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card by mail. You may also vote by internet or telephone.

We will begin sending this proxy statement, notice of annual meeting, and the enclosed proxy card on or about April 23, 2009 to all stockholders entitled to vote. The record date for those entitled to vote is March 31, 2009. On that date, 26,256,960 shares of our common stock were outstanding. The common stock is our only class of voting stock outstanding. The Company also has 67,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) outstanding issued through the Troubled Asset Relief Program (“TARP”) on November 21, 2008. The Series A Preferred Stock is not entitled to vote at the annual meeting. We are also sending our annual report for the fiscal year ended December  31, 2008 along with this proxy statement which includes a copy of our Annual Report on Form 10K.

What Vote is Required for Each Proposal?

•

Election of Directors. The nine nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your abstention will have no effect on the election of directors and all nine nominees will be elected.

•

Ratification of Selection of Independent Registered Public Accounting Firm. Stockholder ratification of the board of directors’ selection of Crowe Horwath LLP (“Crowe Horwath”) as our independent registered public accounting firm is not required. We are submitting the selection of Crowe Horwath to you for ratification to obtain our stockholders’ views. To be approved, the ratification must receive a “FOR” vote from the majority of shares voted on the proposal. If you vote “Abstain” or if you do not, or a broker holding your shares does not, vote your shares, such abstention or failure to vote will not affect the outcome of the vote. If the stockholders do not ratify the selection by a majority vote of the present and voting shares, we will reconsider whether to retain Crowe Horwath. Even if the selection is ratified, we may, in our discretion, appoint a different independent registered public accounting firm at any time during the year if we determine that such a change would be in the best interest of the Company and our stockholders.

•

Nonbinding Say on Pay. This proposal gives you as a stockholder the opportunity to vote for or against the compensation of the executive officers identified in our Summary Compensation Table in this Proxy Statement, including the Compensation Discussion and Analysis, the Executive compensation tables and the related disclosure contained herein. Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

How Many Votes Do I Have?

Each share of common stock that you own entitles you to one vote. The proxy card indicates the number of shares of common stock that you own. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting.

How Do I Vote by Proxy?

Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. You may also vote by internet or telephone as described on the enclosed proxy card. Returning the proxy card will not affect your right to attend the meeting and vote in person, but will assure that your vote is counted if you become unable to attend the meeting.

If you properly fill in your proxy card and send it to us in time to vote or you timely vote by internet or telephone, your “proxies” (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxies will vote your shares as recommended by the board of directors as follows:

•	“FOR” the election of each of the nine nominees for director;

•	“FOR” the appointment of Crowe Horwath as our independent registered public accounting firm;

•	“FOR” the executive compensation as outlined in the 2009 Proxy; and

•	in the discretion of the proxies as to any other matter that may properly come before the meeting.

If you hold your shares of our common stock in “street name” (that is, through a broker or other nominee) and you fail to instruct your broker or nominee as to how to vote your shares of common stock, your broker or nominee may, in its discretion, vote your shares “FOR” the election of the nominees for director set forth in this proxy statement, “FOR” the ratification of the appointment of Crowe Horwath as our independent registered public accounting firm for the year ending December 31, 2009, and “FOR” the executive compensation as outlined in the 2009 Proxy.

Can I Change My Vote After I Return My Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised if:

•	you file either a written revocation of your proxy or a duly executed proxy bearing a later date than your previous proxy with our Legal Department prior to the meeting, or

•	you attend the meeting and vote in person. However, your presence at the meeting will not revoke your proxy unless and until you vote in person.

Moreover, if your shares are held in the name of your broker, bank, or other nominee, and you wish to vote in person, you must bring a properly executed legal proxy from your broker or nominee so that you can vote your shares in person at the meeting.

How Do I Vote in Person?

If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring a properly executed legal proxy from the nominee authorizing you to vote the shares and indicating that you are the beneficial owner of the shares on March 31, 2009, the record date for voting.

What Constitutes a Quorum?

To establish a quorum at the annual meeting, a majority of the shares of our common stock outstanding on the record date must be present, either in person or by proxy. We will count abstentions for purposes of establishing the presence of a quorum at the meeting.

What Are the Recommendations of the Board of Directors?

Our current board of directors unanimously recommends:

•	the election of each of the named nominees for director;

•	the ratification of the selection of Crowe Horwath as our independent registered public accounting firm for the year ending December 31, 2009; and

•	in favor of the executive compensation as outlined in the 2009 Proxy.

The board of directors recommends that you vote “FOR” each of the nine nominees for director, “FOR” the ratification of the selection of Crowe Horwath as our independent registered public accounting firm for the year ending December 31, 2009, and “FOR” the executive compensation as outlined in the 2009 Proxy.

Who Will Pay the Costs of Solicitation of Proxies?

The Company will bear the cost of this solicitation, including the expense of preparing, assembling, printing and mailing this proxy statement and the material used in this solicitation of proxies. The proxies will be solicited principally by mail, but our directors, officers and regular employees may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies. We have hired Mellon Investment Services LLC to seek proxies of custodians such as brokers who hold shares which belong to other people. This service will cost us approximately $5,000.

Will Any Other Matters Be Considered at the Annual Meeting?

We are not aware of any matter to be presented at the annual meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the annual meeting, then the persons named as proxies will have the authority to vote all properly executed proxies in accordance with the direction of the board of directors, or, if no such direction is given, in accordance with the judgment of the persons holding such proxies on any such matter, including any proposal to adjourn or postpone the meeting.

How Do I Propose Actions for Consideration at Next Year’s Annual Meeting of Stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, our Legal Department must receive the written proposal no later than December 24, 2009. Such proposals will also need to comply with Securities and Exchange Commission (the “SEC”) Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement will be a date that is a reasonable time before we begin preparing our proxy materials.

The persons named as proxies for the 2010 annual meeting of stockholders will have discretionary authority to vote on any stockholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by March 9, 2010. If we receive proper notice by that date, the proxies will not have discretionary voting authority except as provided in the SEC regulations regarding stockholder proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Who are the Largest Owners of Our Common Stock?

The following table shows the beneficial ownership of our common stock as of March 31, 2009, the record date for the annual meeting, by each stockholder who we know (based on information made available to us) owns more than 5% of our common stock. “Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you beneficially own our common stock not only if you hold it directly, but also indirectly, if you, through a relationship, contract or understanding, have, or share, the power to vote the stock, to sell the stock or have the right to acquire the stock, within 60 days of the record date.

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)	Percent of class
Chong-Moon Lee 3731 Wilshire Blvd., Suite 1000, Los Angeles, CA 90010	2,215,288	8.44%

Barclays Global Investors NA (California) 400 Howard Street, San Francisco, CA 94105	1,552,865	5.91%

Pzena Investment Management, LLC 120 West 45th Street, 20 th Floor, New York, NY 10036	1,552,301	5.91%

Thomas Chung 5525 Wilshire Blvd., Los Angeles, CA 90036	1,498,396	5.71%

(1)	We have relied on the last public filings on Schedules 13D, 13F or 13G of each of the following stockholders, in determining how many shares such stockholder owns. If the beneficial owner is a current director or executive officer, we have relied on their most recent SEC Form 4 filings.

Who are the Named Executive Officers?

The Named Executive Officers are (i) our Chief Executive Officer during 2008 (ii) our Chief Financial Officer during 2008; and (iii) each of the other three most highly compensated executive officers employed by us as of December 31, 2008 whose salary and bonus for 2008 were in excess of $100,000 for their services rendered in all capacities to us, and who are collectively referred to in this proxy statement as the Named Executive Officers (the “NEOs”).

How Much Stock do our Directors, Nominees for Directors and Executive Officers Own?

The following table shows the beneficial ownership, as defined above, of our common stock as of March 31, 2009 held by (i) each of our directors who served as a director in 2008, (ii) our Executive Officers, and (iii) all directors, nominees and Executive Officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(12)
Directors
Howard N. Gould	140,000	(2)	*
Chong-Moon Lee	2,215,288	(3)	8.44%
Jesun Paik	105,700	(4)	*
John H. Park	343,644		1.31%
Ki Suh Park	96,120	(5)	*
Terry Schwakopf	2,200		*
James P. Staes	60,500	(6)	*
Scott Yoon-suk Whang	7,200		*
Executive Officers
Min J. Kim	246,640	(7)	*
Alvin D. Kang	55,505	(8)	*
Kyu S. Kim	24,000	(9)	*
Mona Chui	0		*
Christine Oh	40,000	(10)	*
Bonita I. Lee	26,684		*
All Directors, Nominees and NEOs as a Group (14 Individuals)	3,363,481	(11)	12.81%

*	Indicates holdings of less than 1%.
(1)	Except as otherwise noted and except as required by applicable community property laws, each person has sole voting and disposition powers with respect to the shares.
(2)	Includes 140,000 stock options vested but not yet exercised under the Nara Bancorp, Inc. 2001 Nara Bank 2000 Continuation Long Term Incentive Plan (the “2000 Plan”).
(3)	Includes 2,215,288 owned together with spouse.
(4)	Includes 100,000 stock options vested but not exercised under the 2000 Plan.
(5)	Includes 94,120 shares owned together with spouse.
(6)	Includes 60,000 stock options vested but not exercised under the 2000 Plan.
(7)	Includes 180,000 stock options vested but not yet exercised under the 2000 Plan.
(8)	Includes 48,000 stock options vested but not yet exercised under the 2000 Plan.
(9)	Includes 24,000 stock options vested but not yet exercised under the 2000 Plan.
(10)	Includes 40,000 stock options vested but not yet exercised under the 2000 Plan.
(11)	Includes stock options vested but not yet exercised under the 2000 Plan.
(12)	The percentages are based on 26,256,960 shares outstanding on March 31, 2009.

What is the Background of Our Current Executive Officers?

Min J. Kim. Ms. Kim was appointed as the President and Chief Executive Officer of the Company and its subsidiary, Nara Bank, on November 27, 2006. Before this appointment, she served as the Acting President and a member of the Interim Office of the President from March 2006, and concurrently served as Executive Vice President and Chief Operating Officer of the Bank from October 2003. Ms. Kim served as Executive Vice President and Chief Credit Officer from January 2000 to October 2003 and a Senior Vice President and Chief Credit Administrator of the Bank from 1996 to 1999. Prior to joining the Bank in 1995, Ms. Kim served in numerous positions with Hanmi Bank, including Vice President and Manager of the Western Branch of Hanmi Bank in Los Angeles from 1985 to 1995.

Alvin D. Kang. Mr. Kang has served as the Executive Vice President and Chief Financial Officer of the Bank and the Company since July 28, 2005. He also served as a member of the Interim Office of the President from March 2006 until November 2006. He continues to serve as a member of the Office of the President under the direction of the President and CEO, Min J. Kim. Prior to joining the Bank, Mr. Kang served as Executive Vice President, Chief Operating and Chief Financial Officer for Broadway Federal Bank and Chief Financial Officer of Broadway Financial Corporation from 2001 to July 2005. Mr. Kang has also held a senior position at Takenaka and Company, an investment banking and consulting firm, and has served as an audit partner at KPMG LLP and at Ernst & Young LLP. Mr. Kang worked with KPMG LLP for 26 years, during which time he served as lead partner of the Asian Business Group and as lead partner on audits of major financial institutions in Los Angeles.

Kyu S. Kim. Ms. Kim has served as the Executive Vice President and Eastern Regional Manager since April 2008. She also served as the Senior Vice President and Eastern Regional Manager from October 2005 until March 2008. Prior to her promotion to Eastern Regional Manger she served as the Deputy Regional Manager from July 2003 to September 2005. Ms. Kim also served as the Manhattan Branch Manager from February 2000 to September 2005 and Flushing Branch Manager from September 1998 to February 2000. Prior to joining the Bank, Ms. Kim was Vice President and Chief Credit Officer at Foster Bank in Chicago from March 1990 to September 1997.

Mona Chui. Ms. Chui has served as the Senior Vice President and IT Manager since July 2006. Prior to joining the Bank she served as Vice President of business systems development at Bank of the West. Between 1981 and 2006, Ms. Chui served at various technical and managerial positions focusing on system integration and implementation of new technologies.

Christine Oh. Ms. Oh has served as Senior Vice President and Controller since 2003. Prior to her promotion to Senior Vice President and Controller she served as the Vice President and Accounting Manager from 1999 to 2003. She joined the Company in 1993. Prior to joining the Company Ms. Oh was a credit Analyst at Center Bank.

Bonita I. Lee. Ms. Lee has served as the Executive Vice President and Chief Operating Officer of the Bank and Company since March 16, 2009. Prior to rejoining the Company, Ms. Lee served as Director and Regional President of the Western Region for Shinhan Bank America from September 2008 to March 2009. She served as Executive Vice President and Chief Credit Officer of the Company from April 2005 to September 2008, and as a member of the Interim Office of the President from March 2006 until November 2006. She continues to serve as a member of the Office of the President under the direction of the President and CEO, Min J. Kim. Ms. Lee has also served the Bank as Senior Vice President and Chief Credit Officer from October 2003 to April 2005, Senior Vice President and Credit Administrator from February 2000 to October 2003 and Vice President and Credit Administrator from 1993 to 2000. Prior to joining the Bank, Ms. Lee held various lending positions with California Center Bank in Los Angeles from 1989 to 1993.

What are the Responsibilities of our Board of Directors and Certain Board Committees?

The Company’s board of directors has a standing Audit Committee, Nomination and Governance Committee and Human Resources and Compensation Committee.

During 2008, there were 7 Company board meetings, 16 Bank board meetings, 3 joint board meetings, and 47 committee meetings. All of the current directors of the Company attended at least 75% of the aggregate total number of meetings of the board and the committee on which they served during 2008, except Mr. Chong-Moon Lee. Mr. Lee was unable to attend certain board meetings because of his international travel schedule including diplomatic missions for government agencies. Mr. Lee has committed himself to a strong attendance record in 2009.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent we specifically incorporate this Report by reference.

The Audit Committee: The current members of the Audit Committee are directors Jesun Paik (Chair), John H. Park, Terry Schwakopf and James P. Staes. The Audit Committee held sixteen (16) meetings in 2008. The Audit Committee operates under a written charter adopted by the board of directors. The charter sets the responsibilities and authorities of the Audit Committee and is available on our website at www.narabank.com.

Each of the members is “independent” as defined by the listing standards of the NASDAQ Stock Market and rules of the Securities and Exchange Commission (“SEC”). The board of directors has determined that Mr. Jesun Paik and Ms. Terry Schwakopf satisfy the requirements established by the SEC for qualifications of an Audit Committee financial expert.

The Audit Committee reports to the board of directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and our audit process.

Pursuant to its charter, the Audit Committee has the following responsibilities to:

•	Review the quarterly and annual financial reports;

•	Review the adequacy of internal control systems and financial reporting procedures with management and the independent auditor; and

•	Review and approve the general scope of the annual audit and the fees charged by the independent auditor.

In performing its function, the Audit Committee in 2008 has met and held discussions with management and Crowe Horwath, the independent auditors for the Company and its wholly-owned subsidiary, Nara Bank. Management represented to the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has:

•	Reviewed and discussed the financial statements with management and the independent auditors,

•

Discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) as adopted by the Public Accounting Oversight Board, and

•

Received a statement of the auditors’ independence required by the Public Accounting Oversight Board. The Audit Committee discussed any relationships that may impact the objectivity and independence of Crowe Horwath, and satisfied itself as to their independence.

Based on these discussions and reviews, the Company’s Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

JESUN PAIK (Chair)

JOHN H. PARK

TERRY SCHWAKOPF

JAMES P. STAES

Nomination and Governance Committee Report

The following Nomination and Governance Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent we specifically incorporate this Report by reference.

The members of the Nomination and Governance Committee consist of directors Howard Gould (Chair), Jesun Paik, John H. Park and Terry Schwakopf. All the members of the Nomination and Governance Committee are “independent” as defined by our policy and the listing standards for the Nasdaq Stock Market and the rules of the SEC. The Nomination and Governance Committee held five (5) meetings in 2008. The Nomination and Governance Committee is appointed by the board of directors to assist the board of directors in identifying qualified individuals to become board members, consistent with criteria approved by the board of directors, to determine the composition of the board of directors and to recommend to the board of directors the director nominees for the annual meeting of stockholders. The Nomination and Governance Committee has a charter, a copy of which can be found on our website at www.narabank.com.

It is the policy of the Nomination and Governance Committee to consider director candidates recommended by stockholders. Nominations of persons for election to the Board of Directors of the Corporation may be made at the annual meeting of the stockholders, or at a special meeting of the stockholders called for the purpose of electing Directors, by or at the direction of the Board of Directors, by any Committee or person authorized by the Board of Directors, or by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth here. Such nominations, other than those made by or at the direction of the Board of Directors or by a nominating committee or person appointed by the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation.

To be timely, a stockholder’s notice must be received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than 100 days, nor more than 120 days, prior to the first anniversary of the immediately preceding annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Corporation, and (ii) in the case of a special meeting of the stockholders called for the purpose of electing Directors not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Corporation.

Such stockholder’s notice to the Secretary shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation that are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Corporation that are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director of the Corporation. No person nominated by a shareholder shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth herein. The chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting, and the defective nomination shall be disregarded.

A formal process for stockholder communication is posted on the Company’s website at www.narabank.com. Every effort is made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the board of directors has been excellent.

The Company has adopted the Code of Ethics and Business Conduct that applies to all officers and employees, as well as the Director Code of Ethics and Business Conduct which applies to directors, which are both available on our website at www.narabank.com. If the Company makes any substantive amendments to the employee or director versions of the Code of Ethics and Business Conduct or grants any waiver from a material provision of the Code of the Ethics and Business Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver.

HOWARD GOULD (Chair)

JESUN PAIK

JOHN H. PARK

TERRY SCHWAKOPF

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. The Company’s compensation and benefits program is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of the size and scope of the Company and the Bank; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be transparent and straightforward for stockholders to understand.

Cash Compensation

Regular members of the Bank and Company boards of directors receive a $42,000 annual board membership retainer, paid in monthly installments of $3,500 per month. The Chairmen of the Bank and Company boards, Mr. Ki Suh Park and Mr. Chong-Moon Lee, respectively, each receive a $52,000 annual board membership retainer, or $4,333 per month for their periods of service during the year. If the same person acts as Chairman of both Bank and Company they receive only one retainer. Each director receives an additional $12,000 in annual committee membership fees paid on a monthly basis for their periods of service during the year. The committee Chairs, other than the Executive Committee Chair, receive an additional annual retainer in the following amount: $8,000 for the Chair of the Audit Committee and the Loan & Credit Policy Committee (which is a Bank committee), and $6,000 for all other committees, with an annual limit of $12,000 for any one director. Directors who do not receive life insurance coverage, or health insurance coverage paid for by the Company and do not participate in the deferred compensation plan, receive an annual payment of $12,000 of in-lieu payments. The directors also receive reimbursement for expenses, which include reasonable travel expenses to attend board or committee meetings, reasonable outside seminar expenses, and other special board-related expenses.

In light of the Company’s efforts to reduce compensation costs, the directors elected to forego all compensation for two months of 2008.

Stock Options and Performance Units

Directors may be granted equity awards upon their appointment to the board of directors. Periodically, the Company reevaluates board compensation, including the grant of new stock options and performance units. In setting director compensation, the Company considers the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level and experience required by the board of directors. The Company also considers similarly situated banks’ director compensation practices, while keeping in mind the compensation philosophy of the Company and the stockholders’ interests.

Options granted under the 2000 Plan typically vest over a three-year period in equal installments on the grant date anniversary. They are granted with a ten-year term and have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant.

Options and performance units granted under the 2007 Nara Bank Equity Incentive Plan (“2007 Plan”) typically vest over a three-year period in equal installments on the grant date anniversary, and are granted with a ten-year term. Options have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. Performance unit grants will result in the grant of Company common stock upon vesting and achieving specified performance criteria.

On February 27, 2008, the Company granted 6,600 performance units to our newest directors, Ms. Schwakopf and Mr. Whang. Each director’s performance units will vest equally over three years, and be subject to achieving at least 75% attendance of all board of director and committee meetings required, as well as completion of their respective training schedules each year.

On February 27, 2008, the Company granted 6,000 performance units to each of Mr. Ki Suh Park, Mr. John H. Park and Mr. Paik. None of the directors held any unvested equity, and had not received a grant of equity in more than five years. Each director’s performance units will vest equally over three years, and be subject to achieving at least 75% attendance of all board of director and committee meetings required, as well as completion of their respective training schedules each year.

2008 DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation of our non-employee directors during 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)(7)	Total ($)
Howard N. Gould	50,000	0	308,441	0	10,000	368,441

Chong-Moon Lee	26,165	0	0	0	18,137	44,302
Chairman for portion of year

Jesun Paik	51,660	20,157	0	0	10,000	81,817

John H. Park	35,000	20,157	0	1,433	19,327	75,917

Ki Suh Park	58,330	20,157	0	0	10,000	88,487
Chairman for portion of year

Terry Schwakopf	48,500	22,168	0	0	10,000	80,668

James P. Staes	51,660	0	176,799	0	10,000	238,459

Scott Yoon-suk Whang	48,500	22,168	0	0	10,000	80,668

(1)	Amounts shown include payment of annual board membership retainer fees for the Company and Bank board meetings, committee membership fees, and chairmanship annual retainers.
(2)	This item represents the amount we expensed, with consideration given to forfeiture during 2008 under FAS 123R for outstanding performance unit awards. It includes compensation cost recognized in the financial statements with respect to awards granted both in previous fiscal years and in 2008. Amounts are calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for information regarding assumptions underlying valuation of equity awards. These stock awards represent performance units granted under the 2007 Plan which vested on February 27, 2009.
(3)	This item represents the amount we have expensed during 2008 under FAS 123R for outstanding stock option awards. It includes compensation cost recognized in the financial statements with respect to awards granted both in previous fiscal years and in 2008. Amounts are calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for information regarding assumptions underlying valuation of equity awards. As of December 31, 2008, each director had the following number of options outstanding: Mr. Gould 140,000, Mr. Lee 0, Mr. Paik 100,000, Mr. John H. Park 0, Mr. Ki Suh Park 0, Ms. Schwakopf 0, Mr. Staes 60,000, and Mr. Whang 0. The market price of the Company’s common stock options at December 31, 2008 was $9.83, which is less than the exercise price for vested but unexercised options held by Mr. Gould, and Mr. Staes.
(4)	Currently, the Company does not offer pension benefits for its directors. Therefore, this column reflects only the above-market earnings on director compensation deferral plans in which the director participates. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the interest rate paid by the Bank (the Prime Rate plus 0.25%, compounded quarterly) credited by the company on compensation deferred by the director under the deferred compensation plan. Mr. John H. Park is the only director entitled to participate in the Bank’s deferred compensation plan.

(5)	Amounts include $10,000 paid to Mr. Gould, Mr. Paik, Mr. Ki Suh Park, Ms. Schwakopf, Mr. Staes and Mr. Whang, for payments received in lieu of life insurance coverage, payments for health insurance coverage, and deferred compensation.
(6)	Amount includes $1,087 of imputed value of split dollar life insurance agreement for Mr. John H. Park, who is the only director, entitled to receive life insurance coverage.
(7)	Mr. Lee and Mr. John H. Park are the only current directors entitled to receive health insurance (medical/dental) coverage.

Amounts include payments received for health insurance premiums:

•	$18,137 for Mr. Lee
•	$18,240 for Mr. John H. Park

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The success of our Company has substantially depended, and will continue to depend, on whether we can continue to attract and retain talented employees, including the key employees whose compensation is the subject of the Compensation Discussion and Analysis below. We look at our executive compensation package as a means of attracting and retaining key executive personnel and providing performance-based incentives that reward exceptional job performance.

The Human Resources and Compensation Committee

The Human Resources and Compensation Committee (the “HRC Committee”) of the board of directors has strategic and oversight responsibility for the overall compensation and benefits programs of the Company. Such responsibilities include establishing, implementing and monitoring the compensation structure, policies, and programs of the Company. The HRC Committee is responsible for assessing and approving the total compensation paid to the Chief Executive Officer (“CEO”) and all Executive Vice Presidents. The Committee also reviews the CEO’s compensation recommendations for NEOs other than herself. The HRC Committee is responsible for determining whether the compensation paid to each of the NEOs is fair, reasonable and competitive, and whether it serves the interest of the Company’s stockholders. The HRC Committee is comprised of three independent directors who satisfy the NASDAQ listing requirements and relevant Internal Revenue Service, and SEC regulations. The HRC Committee’s Chair regularly reports to the board of directors on HRC Committee actions and recommendations. The HRC Committee has authority to retain outside counsel, compensation consultants, and other advisors to assist as needed.

Compensation Philosophy and Objectives

The HRC Committee believes that the most effective executive compensation programs are those that align the interests of the executive with those of the Company’s stockholders. The HRC Committee believes that a properly structured compensation program will focus on performance to reinforce and support development of a strong performance-oriented culture to achieve specific short and long-term strategic objectives. Although the HRC Committee believes that a significant percentage of executive pay should be based on the principles of pay for performance, it also recognizes that the Company must have the ability to attract and retain highly talented executives with competitive base pay. A very important objective of the HRC Committee is to ensure the compensation programs of the NEOs are competitive as compared to similar positions within comparable companies. For this reason, the HRC Committee considers pay practices of the companies it competes with in the market for executive talent.

The Company’s executive compensation programs are designed to provide:

•	levels of base compensation that are competitive with comparable companies;

•

annual incentive compensation that varies in a manner consistent with the financial results of the Company, the achievement of Company’s yearly strategic goals, and the achievement of individual performance objectives; and

•	long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals.

In designing and administering the Company’s executive compensation programs, the HRC Committee attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below. The HRC Committee periodically considers the pay practices of comparable companies to determine the appropriate pay mix and compensation levels. With respect to performance-based pay, the HRC Committee believes that executive compensation should be closely tied to financial and operational performance of the Company, as well as to the individual performance and responsibility level of the NEOs. The HRC Committee also believes there should be an equity-based component because it best aligns the NEOs’ interests with those of the Company’s stockholders. For purposes of retention, the HRC Committee believes that the equity-based compensation should have meaningful conditions to encourage valued employees to remain in the employ of the Company. A deferred compensation plan, the Long Term Incentive Plan (“LTIP”), was entered into during 2008, to retain, reward and motivate highly qualified executives, which will be described in more detail below. Compensation decisions are made with consideration of the HRC Committee’s additional guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance which will ultimately benefit the Company’s stockholders.

Peer Group Considerations

Peer compensation data were derived from SNL Financial and 2008 Proxy data of eight California Banks with assets in a range of $1.5 billion to $4.4 billion. The peer group included Center Financial Corporation, First Regional Bancorp, Imperial Capital Bancorp, Inc., Preferred Bank, Temecula Valley Bancorp Inc., TriCo Bancshares, Westamerica Bancorporation, and Wilshire Bancorp, Inc. Peer group comparisons are used to evaluate salaries and bonuses paid by other financial institutions in our peer group. The HRC Committee compares the salaries and non-equity incentive compensation for the CEO and CFO of the above listed companies from the SNL Financial data and proxy information for the other NEOs from Proxy information of the Korean American Peer Banks.

Effect of Participation in the Troubled Asset Relief Program Capital Purchase Program on Executive Compensation

In November 2008, the Company entered into a Security Purchase Agreement (the “Agreement”) with the United States Department of Treasury as part of the Capital Purchase Program (“CPP”) under the Treasury’s Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008 (“EESA”). Pursuant to the Agreement, The Company is required to amend certain benefits plans with respect to its Senior Executive Officers (“SEOs”), who are the same persons as the Company’s NEOs. In November 2008, each of our SEOs consented in writing to the adoption of the following amendments to their benefit plans to comply with EESA, solely to the extent, and for the period, required by EESA:

•

Each SEO shall be ineligible to receive compensation to the extent that the HRC Committee determines the employment plan or agreement includes incentives for the SEO to take unnecessary and excessive risks that threaten the value of the Company;

•

Each SEO shall be required to forfeit any bonus or incentive compensation paid to the SEO based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; and

•	Each SEO shall be ineligible to receive any “golden parachute payment” in connection with the SEOs “applicable severance” from employment within the meaning of EESA.

In addition, during the CPP covered period, the federal income tax deduction for compensation paid to each SEO is reduced from $1 million to $500,000 per NEO.

Participation in the CPP also requires the HRC Committee, in conjunction with the Company’s senior risk officer to meet yearly to take certain steps in an effort to ensure compliance with the prohibition on SEOs incentive compensation arrangements that involve excessive risk taking. The first such meeting was held in January 2009, with a variety of topics being discussed, including:

•	review of relationship between risk management policies and practices and SEO incentive compensation;

•	the controls established that monitor compliance with the CPP requirements; and

•

the results of the review and discussion that determined the design and goals of the existing SEO incentive compensation arrangements does not create an incentive for SEOs to engage in unnecessary and excessive risk taking.

Effect of the American Recovery and Reinvestment Act of 2009

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law, which affected past CPP participants, including the Company. The ARRA modified the compensation-related limitations contained in the CPP, created additional compensation-related limitations and directed the Secretary of Treasury to establish standards for executive compensation applicable to participants in the CPP. The Company has reviewed the following new requirements under ARRA which are effective during the period of CPP participation, and will comply with the Treasury regulations as they are developed and announced.

•	Limit on Compensation. Limits on compensation that encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company.

•

Recovery of Bonus. A provision for the recovery by the Company of any bonus, retention award, or incentive compensation paid to a SEO and any of the next 20 most highly-compensated employees of the Company based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.

•

Generally No Severance Payments. A prohibition on making any golden parachute payment to an SEO or any of the next 5 most highly-compensated employees. The “golden parachutes” definition was expanded to include any severance payment as a result of departure from the Company for any reason, except for payments for services performed or benefits accrued;

•

Generally No Payment or Accrual of Bonus. Prohibition on the payment or accrual of any bonus, retention award, or incentive compensation to any SEO other than awards of long-term restricted stock that (1) do not fully vest during the CPP covered period, (2) have a value in an amount that is not greater than one-third of the total annual compensation of the award recipient, and (3) is subject to such other restrictions as determined by the Secretary of Treasury, to be discussed further in the implementing regulations to be released. The prohibition on bonus, incentive compensation, and retention awards does not preclude payments required under written employment contracts entered into on or prior to February 11, 2009.

•

Board HRC Committee. The ARRA requires the Board HRC Committee to be comprised of independent directors that meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to us from such compensation plans. See discussion above on HRC Committee independence.

•	Compliance Certifications. The Chief Executive Officer and Chief Financial Officer shall provide a written certification of the Company’s compliance with the provisions of the ARRA.

•

Limitations on Luxury Expenditures. The board of directors shall have a company-wide policy regarding excessive or luxury expenditures, as identified by the Secretary of the Treasury, which include excessive expenditures on entertainment and events, office and facility renovations, aviation or other transportation services, or other similar activities.

•	Say on Pay. The ARRA, during the CPP covered period, requires a non-binding annual shareholder approval of executive compensation.

•

Treasury Review of Bonuses Previously Paid. The ARRA directs the Secretary of the Treasury to review all compensation paid to our SEOs and our next 20 most highly-compensated employees to determine whether any such payments were inconsistent with the purposes of the ARRA or otherwise contrary to the public interest. If the Secretary of Treasury makes such a finding, the Secretary of the Treasury is directed to negotiate with the CPP recipient and the subject employee for appropriate reimbursements to the Federal Government.

The HRC Committee intends to administer our compensation plans consistent with the provisions of ARRA and its implementing regulations.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table includes information concerning the compensation paid to or earned by our NEOs listed in the table for the three year period ending December 31, 2008, December 31, 2007, and December 31, 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Min J. Kim	2008	343,269	0	13,340	303,908	52,500		1,225	26,600	740,842
President & Chief Executive Officer	2007	319,040	0	1,174	343,648	207,188		4,851	30,269	906,170
	2006	172,303	22,873	0	88,508	172,500		4,045	20,621	480,850

Alvin D. Kang	2008	244,616	0	13,340	97,710	45,000		0	22,137	422,803
Executive Vice President & Chief Financial Officer	2007	221,154	0	1,174	97,490	146,625	(8)	0	21,700	488,143
	2006	230,000	0	0	97,448	172,500		0	23,393	523,341

Kyu S. Kim	2008	152,041	0	8,911	0	50,000		0	24,250	235,202
Executive Vice President & Eastern Regional Manager	2007	124,165	5,435	774	7,055	100,000		0	17,265	254,694
	2006	121,936	17,071	0	17,280	90,000		0	16,516	262,803

Mona Chui	2008	143,848	0	18,398	0	21,000		0	18,425	201,671
Senior Vice President & IT Manager	2007	127,725	0	18,343	0	35,000		0	17,331	198,399
	2006	65,000	0	7,242	0	0		0	4,692	76,934

Christine Oh	2008	136,937	0	18,398	8,866	20,000		0	17,519	201,720
Senior Vice President & Controller	2007	120,967	5,347	18,343	27,821	40,000		0	17,183	229,661
	2006	116,016	16,500	7,242	38,080	50,000		0	13,015	240,853

(1)	Amounts include amounts deferred under our 401(k) Plan. The Company makes a matching contribution equal to 100% of the first 3% of an employee’s bi-weekly paycheck amount and 50% of the next 2% of an employee’s bi-weekly paycheck amount.
(2)	Amounts shown are for mid-year and year-end bonuses which have historically been awarded as a matter of tradition among Korean American banks. These bonuses are calculated as a percentage of base salary and are determined by the board. After 2007, no NEOs participated in the payment of these bonuses.
(3)	This item represents the amount we expensed, with consideration given to forfeiture during 2008 under FAS 123R for outstanding performance unit awards. It includes compensation cost recognized in the financial statements with respect to awards granted both in previous fiscal years and in 2008. Amounts are calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for information regarding assumptions underlying valuation of equity awards.

(4)	There were no stock option awards for 2008. This item represents the amount we expensed with consideration given to forfeiture during 2008 under FAS 123R for outstanding stock option awards. It includes compensation cost recognized in the financial statements with respect to awards granted in previous fiscal years and in 2008. Amounts are calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for information regarding assumptions underlying valuation of equity awards. The market price of the Company’s common stock at December 31, 2008 was $9.83, which is less than the exercise price for some vested but unexercised options held by Ms. M. Kim and Mr. Kang, .. See 2008 Outstanding Equity Awards at Fiscal Year-End Table below.
(5)	Amounts shown are for services rendered during the year indicated, but were typically paid in the subsequent year. The amounts shown represent performance-based bonuses as described in the CD&A.
(6)	This column reflects only the above-market earnings on the employee salary deferral plans in which the NEO participate. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the interest paid by the Bank (Prime Rate +0.25%), compounded quarterly, credited by the Bank on salary deferred by the NEO under the deferred compensation plan, as described in the CD&A. Ms. Min J. Kim is the only NEO who currently participates in the Company’s deferred compensation plan.
(7)	All Other Compensation (total shown above) for 2008. Ms. Min Kim and Mr. Kang participate in the Company cell phone plan in lieu of receipt of a cell phone allowance.

Name	Auto Allowance & Parking	401(k) Match	Cell Allowance	Split Dollar	Total
Min J. Kim	$17,400	$9,200	$0	$0	$26,600
Alvin Kang	$13,800	$8,337	$0	$0	$22,137
Kyu Kim	$16,560	$5,836	$1,500	$354	$24,250
Mona Chui	$11,400	$5,525	$1,500	$0	$18,425
Christine Oh	$11,400	$4,334	$1,500	$285	$17,519

(8)	Although not required to do so, Mr. Kang voluntarily reduced his bonus by 15% to be consistent with lower bonuses paid to other employees during 2007. Mr. Kang has given up all rights to the additional $25,875.

Methodology for Establishing Compensation

The HRC Committee is responsible for approving the compensation of the CEO and the overall compensation strategy for the Company.

Elements of Compensation and Peer Group Considerations

Total direct compensation includes base salary, annual cash performance incentives bonuses, and long-term incentive equity awards, as discussed below. The HRC Committee evaluates the mix among these three elements based on the pay practices of comparable companies.

The following describes in detail the objectives and polices underlying the various elements of the compensation mix, with respect to the NEOs:

Salary

It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable companies based on each employee’s experience, performance, and geographic location.

Generally, the Company has chosen to position total cash compensation (which includes base salary and year-end non-equity incentive compensation, to the extent applicable) above the market median in order to remain competitive in attracting and retaining well qualified executives.

Each fiscal year, the HRC Committee determines the target total annual cash compensation (salary and non-equity incentive compensation) for all NEOs. The HRC Committee considers a wide-variety of factors in determining pay levels. These include a combination of the individual executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and role within the Company, the scope of the executive’s responsibility, internal relationships or comparisons, and the current compensation package in place for that executive, including the executive’s current annual base salary and potential bonus incentive awards under the Company’s performance incentive plan. Under the performance incentive plan, a bonus pool is approved by the board of directors at the beginning of each fiscal year, and monies are accrued quarterly according to a predetermined formula (see “Linking Rewards with Achieved Performance of Company and Individual Goals” section for further discussion).

The HRC Committee generally evaluates executive salaries annually. Because of the financial crisis currently affecting the United States and the impact on the Company’s performance, our CEO recommended and the HRC Committee concurred, that NEOs salaries not be increased, at the present time.

Linking Rewards with Achieved Performance of Company and Individual Goals

The Performance Incentive Plan (“PIP”) was developed to recognize and reward other executive officers and other employees, including NEOs, who contribute meaningfully to an increase in stockholder value, profitability, customer satisfaction and meeting strategic goals. The plan defines corporate and individual goals, and establishes incentive award ranges for each level of management, while measuring performance against the agreed upon goals in determining the incentive award. The PIP is administered by the CEO for the NEOs, excluding the CEO. The performance incentive for the CEO is administered by the HRC Committee.

The Company intends to continue its strategy of compensating the NEOs through programs that emphasize performance-based incentive compensation. In 2008, the Company had a performance-based plan to determine annual bonuses for the NEOs similar to the CEO, who has a performance based incentive criteria in her employment agreement. The incentive criteria are tied to Company performance and individual strategic criteria.

The performance-based incentive compensation included in the 2008 performance incentive plan was calculated based on the Company’s profitability and an estimate for achievement of individual performance goals, during the fiscal year. The determination of how incentive payments are allocated and paid to each NEO is recommended by the CEO with the approval by the HRC Committee. After the completion of each NEO’s annual performance incentive plan evaluation, the CEO makes a recommendation to the HRC Committee as to the appropriate incentive payment allocation for each person. The allocation of the 2008 performance incentive plan accrual, which was paid in March 2009, was determined based on relative performance and contribution to the financial results of the Company by each NEO and achievement of individual performance under each NEO’s performance incentive plan.

The CEO was awarded a bonus based on the bonus calculation formula in her employment agreements. The CEO’s performance bonus was based 80% on the Company’s financial performance, and 20% on the attainment of the Company’s strategic goals (see details below in the description of Employment Agreements).

The CFO’s performance bonus was based 70% on the Company’s financial performance and 30% on the attainment of his individual strategic goals. The Company’s financial goals included (i) return on equity of 12.11% and (ii) return on assets of 1.17%. His individual strategic goals included achievement of the following goals: (i) net interest margin to exceed the median for peer group, (ii) interest rate risk to reflect lower volatility than peer group, (iii) increasing liquidity sources of operational and contingent liquidity, (iv) strengthening investor relations, and (v) mentoring and supporting management personnel.

The Eastern Regional Manager’s performance bonus was based 20% on Company’s financial performance and 80% on attainment of individual goals. Her financial goals included (i) Company return on equity of 12.11%, and (ii) Company return on assets of 1.17%. Her individual goals include (i) the financial performance of the eastern region (60%), (ii) oversight of expansion in the eastern region (10%), and (iii) marketing efforts to increase core deposits (10%).

The IT Manager’s performance bonus was based 50% on Company’s financial performance and 50% on attainment of her individual goals. The Company’s financial goals included (i) return on equity of 12.11%, and (ii) return on assets of 1.17%. Her individual goals included, (i) implementation of technologies to enhance Company efficiency, (ii) reduction in IT costs, and (iii) the implementation of IT training programs bank wide.

The Controller’s performance bonus was based 50% on Company’s financial performance and 50% on attainment of her individual goals. The Company’s financial goals included (i) return on equity of 12.11%, and (ii) return on assets of 1.17%. Her individual goals included (i) the implementation of enhanced budgeting and forecasting capabilities, and (ii) the completion of additional financial reports as assigned.

In 2008, the Company focused on performance incentive pay in an effort to reinforce and support the development of a strong performance oriented culture. The Company made a business decision during 2008 to reduce the bonus pool for the performance incentive plan by approximately 50% due to the economic climate. In 2009, the Company will continue to utilize performance-based pay to drive strategic results at a level pertinent to the particular NEO. The Company expects the bonus pool for the performance incentive plan in 2009 will be significantly lower and may be eliminated depending on the profitability of the Company, recognizing the expected difficult economic conditions. The NEOs have agreed to return any bonus paid pursuant to our performance plan to the extent such bonuses are prohibited by ARRA and its implementing regulations.

Long-Term Incentive Awards

Long-term incentive equity awards are the third component of the Company’s total compensation package to retain and motivate proven executives. The HRC Committee believes that equity-based compensation, including stock options and performance units, ensures that the Company’s officers have a continuing stake in the long-term success of the Company. During the Company’s history, long-term incentive equity awards have been granted every few years to aid in retention and increase officers’ ongoing commitment to the Company. The Company will continue to periodically review best practices and re-evaluate whether more frequent grants would be consistent with other similarly situated banking companies and in keeping with the compensation philosophy of the Company and with the stockholders’ interests. In 2008, the Company did not issue any long-term incentive awards.

The HRC Committee recommended and the board of directors approved a long term incentive plan in 2008 to retain and motivate our executive management team (see “Deferred Compensation” section).

Performance units and restricted Units (“Units”) typically have a three-year cliff vesting period, which means that all units vest on the third anniversary of the grant date and require fulfillment of performance criteria. The shares of Units are held in book entry form with our transfer agent until restrictions lapse and the participant pays taxes on the shares. The Units cannot be sold or transferred until the shares vest. Should a director or NEO leave the Company prior to the completion of the vesting schedule, the unvested portion of the grant is forfeited. The main difference between performance units which are granted under the 2007 Plan and restricted units which are granted under the 2000 Plan is that in addition to the time vesting requirement, holders of performance units must meet specific performance requirements to vest.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table includes information about the value of all unexercised options previously awarded to the NEOs at December 31, 2008. The number of options held at December 31, 2008 includes options granted under the 2000 Plan and 2007 Plan.

	Option Awards(1)(2)					Stock Award(5)(6)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)		Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Name	Exercisable	Unexercisable
Min J. Kim	120,000	0	8.64	(3)	05/28/13	3,000	29,490	(6)(8)
President and Chief Executive Officer	60,000	30,000	19.95	(4)	11/27/16

Alvin D. Kang	48,000	32,000	15.54	(3)	07/29/15	3,000	29,490	(6)(8)
Executive Vice President and Chief Financial Officer

Kyu S. Kim	24,000	0	5.75	(3)	05/29/12	2,000	19,660	(6)(8)
Executive Vice President and Eastern Regional Manager

Mona Chui	0	0	0		0	3,000	29,490	(5)(7)
Senior Vice President and Information Technology Manager

Christine Oh	40,000	0	8.75	(3)	06/04/13	3,000	29,490	(5)(7)
Senior Vice President and Controller

(1)	Terms of outstanding stock options are for a period of ten years from the date the option is granted. Options may be exercised during a period not to exceed three months following the termination of an optionee’s continuous service to the Company for any reason other than disability or death. If an optionee becomes disabled or dies during his service to the Company, said optionee shall have a period not to exceed twelve months following the date of termination to exercise their options.
(2)	Under the terms of the 2000 and 2007 Plans, the exercise price per share for an incentive stock option must be at least equal to the fair market value of the common stock at the date of grant. The exercise price may be paid in cash or stock.
(3)	Options vest in equal annual installments on each anniversary date over a period of five years commencing on the date of the grant.
(4)	Options vest in equal annual installments on each anniversary date over a period of three years commencing on the date of the grant.
(5)	Subject to the limitations described in the 2000 Plan, units covered by the restricted units shall vest based on the passage of time, three year cliff vesting on August 10, 2009. Each restricted unit represents a contingent right to receive one share of the Company’s common stock.
(6)	Subject to the limitations described in the 2007 Plan, units covered by the performance units shall vest based on a) the passage of time, three year cliff vesting on November 30, 2010, and b) the attainment of a satisfactory performance evaluation each year. Each performance unit represents a contingent right to receive one share of the Company’s common stock.

(7)	The board of directors granted restricted units on August 10, 2006.
(8)	The board of directors granted performance units on November 30, 2007.
(9)	The market value of the restricted units was calculated by multiplying the closing market price of the Company’s stock at December 31, 2008, $9.83, by the number of restricted units. The market value of the performance units was calculated by multiplying the closing market price of the Company’s stock at December 31, 2008, $9.83, by the number of performance units.

Perquisites

The Company believes it is important to give reasonable perquisites to its NEOs which assist them in performing their responsibilities within the Company. Please see the footnotes to the Summary Compensation Table for details.

Change in Control and Severance Arrangements

The CEO, in her employment agreement, and the CFO, in a separate change in control agreement, have severance arrangements with the Company. No other NEO’s have a change of control / severance agreement. The payments described below are subject to the restrictions under ARRA.

The Company’s employment agreement with Min J. Kim provides for a severance payment in the amount of twelve months base salary if she is terminated during the initial term of the agreement, unless her employment is terminated for cause, by death, by disability, or as part of a change in control. Also, if Ms. Kim’s position is eliminated or her duties materially changed as a result of change in control of the Company, she is entitled to receive twelve months base salary and a pro-rata share of her bonus as if she reached 100% of her goals, as severance, and all unvested options granted under her employment agreement and other unvested equity will automatically vest. If there were a change in control on December 31, 2008 and Ms. Kim’s employment was terminated, she would have received a $761,843 severance payment.

The Company’s change of control agreement with Mr. Kang specifies that in the event his position is eliminated or his duties are substantially changed as a result of a change in control of the Company, he is entitled to receive twelve months base salary and a pro-rata share of his bonus accrued to the date of separation, as severance, and all unvested equity will automatically vest. If there were a change in control on December 31, 2008 and Mr. Kang’s employment were terminated, he would have received a $319,490 severance payment.

The Company entered into a change of control agreement with Ms. Bonnie Lee, Executive Vice President and Chief Operating Officer on February 12, 2009 effective on her hire date of March 16, 2009, to be effective when the Company is no longer in the CPP covered period, as discussed above. Terms of her agreement are similar to Mr. Kang’s agreement.

Payments Upon Termination Of Employment

The tables below set forth payments upon termination of employment that each NEO would otherwise be entitled to but for restrictions under the ARRA.

	MIN J. KIM, CHIEF EXECUTIVE OFFICER
Compensation and Benefits	Voluntary Resignation (including Retirement) (S)	Involuntary Termination For Cause (S)	Involuntary Termination (Not for Cause) (S)	Involuntary or for Good Reason After Change-in-Control (S)	Death ($)	Disability (S)
Cash severance pay	0	0	0	402,500	0	0
Market value of vested, exercisable stock options(1)	142,800	0	142,800	142,800	142,800	142,800
Market value of unvested stock options which would vest(2)	0	0	0	0	0	0
Market value of unvested performance units which would vest(3)	0	0	0	24,490	0	0
Deferred Compensation Plan balance payable(4)(5)	192,053	110,000	192,053	192,053	0	192,053
Insurance Benefits upon Death(6)	0	0	0	0	1,543,717	0

TOTAL	334,853	110,000	334,853	761,843	1,686,517	305,970

(1)	The market value of vested, exercisable stock options is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(2)	The market value of unvested stock options which would accelerate in vesting under a Change in Control is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(3)	The market value of unvested performance units which would accelerate in vesting under a Change in Control is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(4)	Ms. Kim participates in a deferred compensation agreement entered into in 1996 which calls for all interest earned to be withheld upon a termination for cause. If Ms. Kim passes away while employed at the Company she will receive death benefits of $1,383,717 in lieu of the accrued benefits available under her 1996 deferred compensation agreement.
(5)	Ms. Kim is a participant in the Company’s LTIP, but as of 12/31/2008, no benefits have been accrued.
(6)	Ms. Kim participates in the Company’s standard life insurance plan available to all employees which would pay $160,000 to her beneficiaries if she is still employed at the Company at the time of her death. In addition, the Company holds a BOLI policy on Ms. Kim which would pay her beneficiaries $1,383,717 if she is still employed at the Company at the time of her death.

	ALVIN D, KANG, CHIEF FINANCIAL OFFICER
Compensation and Benefits	Voluntary Resignation (including Retirement) (S)	Involuntary Termination For Cause (S)	Involuntary Termination (Not for Cause) (S)	Involuntary or for Good Reason After Change-in-Control (S)	Death ($)	Disability (S)
Cash severance pay	0	0	0	295,000	0	0
Market value of vested, exercisable stock options(1)	0	0	0	0	0	0
Market value of unvested stock options which would vest(2)	0	0	0	0	0	0
Market value of unvested performance units which would vest(3)	0	0	0	24,490	0	0
Deferred Compensation Plan balance payable(4)	0	0	0	0	0	0
Insurance Benefits upon Death(5)	0	0	0	0	160,000	0

TOTAL	0	0	0	319,490	160,000	0

(1)	The market value of vested, exercisable stock options is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(2)	The market value of unvested stock options which would accelerate in vesting under a Change in Control is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(3)	The market value of unvested performance units which would accelerate in vesting under a Change in Control is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(4)	Mr. Kang is a participant in the Company’s LTIP, but as of 12/31/2008, no benefits have been accrued.
(5)	Mr. Kang participates in the Company’s standard life insurance plan available to all employees which would pay $160,000 to his beneficiaries if he is still employed at the Company at the time of his death.

	KYU S. KIM, EASTERN REGIONAL MANAGER
Compensation and Benefits	Voluntary Resignation (including Retirement) (S)	Involuntary Termination For Cause (S)	Involuntary Termination (Not for Cause) (S)	Involuntary or for Good Reason After Change-in-Control (S)	Death ($)	Disability (S)
Cash severance pay	0	0	0	0	0	0
Market value of vested, exercisable stock options(1)	97,920	0	97,920	97,920	97,920	97,920
Market value of unvested stock options which would vest(2)	0	0	0	0	0	0
Market value of unvested performance units which would vest(3)	0	0	0	19,660	0	0
Deferred Compensation Plan balance payable(4)	0	0	0	0	0	0
Insurance Benefits upon Death(5)	0	0	0	0	590,000

TOTAL	97,920	0	97,920	117,580	687,920	97,920

(1)	The market value of vested, exercisable stock options is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(2)	The market value of unvested stock options which would accelerate in vesting under a Change in Control is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(3)	The market value of unvested performance units which would accelerate in vesting under a Change in Control is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(4)	Ms. Kim is a participant in the Company’s LTIP, but as of 12/31/2008, no benefits have been accrued.
(5)	Ms. Kim participates in the Company’s standard life insurance plan available to all employees which would pay $160,000 to her beneficiaries if she is still employed at the Company at the time of her death. In addition, the Company holds a BOLI policy on Ms. Kim which would pay her beneficiaries $430,000 if she is still employed at the Company at the time of her death.

	MONA CHUI, INFORMATION TECHNOLOGY MANAGER
Compensation and Benefits	Voluntary Resignation (including Retirement) (S)	Involuntary Termination For Cause (S)	Involuntary Termination (Not for Cause) (S)	Involuntary or for Good Reason After Change-in-Control (S)	Death ($)	Disability (S)
Cash severance pay	0	0	0	0	0	0
Market value of vested, exercisable stock options(1)	0	0	0	0	0	0
Market value of unvested stock options which would vest(2)	0	0	0	0	0	0
Market value of unvested performance units which would vest(3)	0	0	0	19,660	0	0
Deferred Compensation Plan balance payable(4)	0	0	0	0	0	0
Insurance Benefits upon Death(5)	0	0	0	0	160,000

TOTAL	0	0	0	19,660	160,000	0

(1)	The market value of vested, exercisable stock options is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(2)	The market value of unvested stock options which would accelerate in vesting under a Change in Control is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(3)	The market value of unvested performance units which would accelerate in vesting under a Change in Control is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(4)	Ms. Chui is not a participant in the Company’s LTIP.
(5)	Ms. Chui participates in the Company’s standard life insurance plan available to all employees which would pay $160,000 to her beneficiaries if she is still employed at the Company at the time of her death.

	CHRISTINE OH, CONTROLLER
Compensation and Benefits	Voluntary Resignation (including Retirement) (S)	Involuntary Termination For Cause (S)	Involuntary Termination (Not for Cause) (S)	Involuntary or for Good Reason After Change-in-Control (S)	Death ($)	Disability (S)
Cash severance pay	0	0	0	0	0	0
Market value of vested, exercisable stock options(1)	43,200	0	43,200	43,200	43,200	43,200
Market value of unvested stock options which would vest(2)	0	0	0	0	0	0
Market value of unvested performance units which would vest(3)	0	0	0	19,660	0	0
Deferred Compensation Plan balance payable(4)	0	0	0	0	0	0
Insurance Benefits upon Death(5)	0	0	0	0	530,311

TOTAL	43,200	0	43,200	62,860	573,511	43,200

(1)	The market value of vested, exercisable stock options is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(2)	The market value of unvested stock options which would accelerate in vesting under a Change in Control is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(3)	The market value of unvested performance units which would accelerate in vesting under a Change in Control is calculated assuming a market value of $9.83 per share (the closing share price at 12/31/2008).
(4)	Ms. Oh is not a participant in the Company’s LTIP.
(5)	Ms. Oh participates in the Company’s standard life insurance plan available to all employees which would pay $160,000 to her beneficiaries if she is still employed at the Company at the time of her death. In addition, the Company holds a BOLI policy on Ms. Oh which would pay her beneficiaries $370.311 if she is still employed at the Company at the time of her death.

Employment Agreements

Ms. Min J. Kim’s employment agreement, effective November 27, 2006, has a three year initial term, and provides for a yearly base salary of $350,000 adjusted at the discretion of the HRC Committee on April 1, 2008, with a target bonus of between 50% to 125% of annual base salary. Her bonus, to be paid in cash, will be dependent on goal attainment, as set by the Board, with a 75% bonus if she achieves 100% goal attainment. The performance goals for 2008 (established in May 2008), were based on meeting the following criteria made up of financial and strategic goals. The financial goals which were weighted 80% included (i) return on equity of 12.11% and (ii) return on assets of 1.17%. The strategic goals which were weighted 20% included (i) the creation of a core deposit focused business line in 2008, and (ii) business expansion. The Bank did not achieve the financial goals and no payout was made of the financial goals. The HRC Committee found that Ms. Kim met 100% of the two strategic goals listed above and she was given full credit for 20% of her goal attainment. In addition, Ms. Kim is entitled, under her employment contract, to an automobile allowance of $1,200 a month, reimbursement for membership in a business club, which she has not taken in 2008, and payment of reasonable business related expenses. It also provides for a severance payment as noted above. Pursuant to her employment agreement, Ms. Kim was granted the option to purchase 90,000 shares of the Company’s common stock. The terms of these stock options were subject to the terms and conditions set forth in the 2000 Plan. The options will vest in equal amounts over three years, starting one year after the date of the grant.

Except as described above, neither the Company nor Nara Bank has entered into any employment agreements with any of their respective NEOs.

Deferred Compensation

1996 Plans

In 1996, the Bank established a deferred compensation plan that permitted eligible officers and directors to defer a portion of their compensation in order to retain qualified executives and directors. In July 1996, Ms. Min J. Kim and Mr. John H. Park entered into deferred compensation agreements with the Bank. Currently, Ms. Kim is the only NEO and Mr. Park is the only director who has a right to participate in the Bank’s deferred compensation plan. The deferred compensation plan has not been open to officers and directors of the Company since 1996. No withdrawals or distributions were made to Ms. Kim and Mr. Park in 2008.

Ms. Min J. Kim is paid quarterly interest on her deferred compensation balance at an annual rate, compounded quarterly, equal to at the average prime rate plus .25%. In 2008, as discussed in the Deferred Compensation Table, Ms. Min J. Kim deferred $10,000 and accrued $10,721 in interest on her accumulated deferred compensation amount under her 1996 deferred compensation agreement. According to the deferred compensation agreement, she may change the amount, frequency and duration of any of her deferrals by filing a new election form with the Company which will be effective starting the following year.

Under the deferred compensation agreement, the total account balance will be paid out upon the earliest of the following events: her departure from Company, her death, her disability, a change in control event, or her normal retirement date (defined as 60 years of age). A change in control means the transfer of 51% or more of the Company’s outstanding voting common stock followed within twelve months by the executive’s termination of employment for reasons other than death, disability or retirement.

2008 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table includes information about deferred compensation during the fiscal year ended December 31, 2008 for Ms. Min J. Kim, who is the only NEO who currently participates in the Company’s deferred compensation plan. Please see the CD&A for a description of the deferred compensation plan for executives.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Min J. Kim Chief Executive Officer	10,000	0	10,721	0	192,053

(1)	The earnings on the employee deferred salary plans are calculated based on the total amount of interest payments made. See the Summary Compensation Table for the above-market portion of those interest payments in 2008.

Long Term Incentive Plan

On February 27, 2008, the Company approved a Long Term Incentive Plan (“LTIP”) for the NEOs, to be effective January 1, 2008. Currently there are three NEOs in the LTIP. The purpose of the LTIPs is to provide a benefit to the NEOs, as they are a select group of management who contribute materially to the continued growth, development and future business success of the Bank. The Plans are meant to encourage and give incentive to the Executives to remain at the Bank for the long term and to provide a vehicle for the NEOs to build a retirement fund beyond the Company’s 401K plan. The stability of our executive management team is seen as a key component to the Company’s future success and growth.

The CEO will have up to $40,000 per year, for the next ten years, placed in a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting when she reaches 65 years of age. The CFO will have up to $40,000 per year, for the next five years, placed in a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting on January 1, 2013. The Eastern Regional Manager (ERM) will have up to $30,000 per year, for the next ten years, placed in a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting when she reaches 65 years of age.

The LTIP requires the accomplishment of certain performance criteria, by each NEO, each year in order for full crediting of their potential yearly contribution, as described above. The performance criterion is determined in advance by the board of directors each year. For 2008, the performance criterion was not met and no deferral was made for the year.

The CEO and ERM have a five-year cliff vesting of up to 50% of their total potential contribution amounts plus accrued interest in their deferred compensation accounts, with an additional 10% vesting of the total potential contributions plus accrued interest in each of years six through ten. Since the CFO’s contribution period is shorter, his Plan is governed by a shorter vesting cycle. The CFO will have three year cliff vesting of up to 50% of the total potential contributions into the deferred compensation account plus accrued interest, with an additional 25% of the total potential contributions plus accrued interest in years four and five.

The LTIP allows for vesting of the contribution portion already placed in an Executive’s deferred compensation account, whether vested or not, upon the occurrence of a double trigger, that is both a change in control and a separation from service for good cause within twelve months.

The Company entered into a LTIP agreement with Ms. Bonnie Lee, Executive Vice President and Chief Operating Officer on February 12, 2009 effective on her hire date of March 16, 2009, to be effective when the Company is no longer in the CPP covered period, as discussed above. Terms of her agreement are similar to the CEOs agreement.

Equity

With the change in accounting rules in 2006, the treatment of performance units and stock options are now similar. As such, the Company finds the use of performance units preferable as they are less dilutive to stockholders, allow for the use of a performance criterion, and provide immediate ownership to the holder upon vesting, thus better aligning the incentives of holders with the Company. There were no performance units granted in 2008; however the HRC Committee will periodically review the best practices to reward and align the long-term strategic goals for the NEOs.

Stock Ownership Guidelines

Stock ownership guidelines for the NEOs have not been implemented by the HRC Committee. The HRC Committee, however, will continue to periodically review best practices and re-evaluate whether stock ownership guidelines are consistent with the compensation philosophy of the Company and with the stockholders’ interests.

The directors and certain NEOs may enter into a 10b5-1 plan in 2009 to allow the purchase of a predetermined value of Company stock at predetermined times during 2009 and 2010.

Tax Deductibility of Executive Officer Compensation

Internal Revenue Code Section 162(m) precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. The Company plans to comply with the deduction requirements of Section 162(m).

The ARRA reduces the deduction allowable under Section 162(m) to $500,000 for its SEOs as defined in Title VII Section 111(a)(1). The Company has put in place a mechanism to monitor the tax reporting to meet the requirements.

Broad-Based Benefits Programs

The NEOs are entitled to participate in the benefits programs that are available to all full-time employees. These benefits include health, dental, vision, and life insurance, paid vacation, the Employee Stock Ownership Plan, and the Company contributions to the 401(k) Plan.

Administrative Policies and Practices

To evaluate and administer the compensation practices of the CEO and other NEOs, the HRC Committee meets a minimum of four times a year prior to regularly scheduled board of directors meetings. The HRC Committee also holds special meetings and meets telephonically to discuss extraordinary items, such as the hiring or dismissal of a NEO. For fiscal year 2008, the HRC Committee met a total of six times (includes regularly scheduled HRC Committee meetings, special meetings and telephonic meetings).

Human Resources and Compensation Committee Report

The following report does not constitute soliciting material and should not be deemed incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, except to the extent we may specifically incorporate the information contained in this report by reference thereto.

The members of the Human Resources and Compensation Committee consist of directors Scott Yoon-suk Whang (Chair), Howard N. Gould, and James Staes. All of the members of the HRC Committee are “independent” as defined by our policy and the listing standards for the NASDAQ Stock Market. Six meetings of the HRC Committee were held during 2008. The purpose of the HRC Committee is to assist the board of directors in discharging its responsibilities relating to compensation of the Company’s directors and officers; and unless awarded by the full board, to make awards under the incentive-compensation plans and equity based-plans. The HRC Committee has a charter, a copy of which can be found on our website at www.narabank.com.

The HRC Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement with management and based on its review and discussions, has recommended to the board of directors that the CD&A be included in the Company’s annual report on Form 10-K and proxy statement.

The HRC Committee certifies that is has reviewed with the senior risk officers the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the senior executive officers’ to take unnecessary and excessive risks that threaten the value of the Company.

Respectfully submitted by the members of the HRC Committee of the board of directors:

SCOTT YOON-SUK WHANG (Chair)

HOWARD N. GOULD

JAMES STAES

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approving Related Party Transactions

We conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be reviewed by the Nomination and Governance Committee and ultimately reviewed and approved by the Company’s board of directors. As required under its charter, the Nomination and Governance Committee is responsible for reviewing each director’s independence (according to NASDAQ and SEC standards) and for making recommendations to the full board based on its findings. The Nomination and Governance Committee has determined that each of the directors, other than Ms. Kim is independent in accordance with such standards. The Nomination and Governance Committee charter can be found on our website at www.narabank.com.

Our Code of Ethics and Business Conduct for employees requires employees who may have a potential or apparent conflict of interest to notify their supervisor or the Ethics Officer. Our Directors Code of Ethics and Business Conduct requires directors to notify the chair of the Nomination and Governance Committee.

A potential conflict is considered to exist whenever an individual has an outside interest—direct or indirect—which conflicts with the individual’s duty to the Company or adversely affects the individual’s judgment in the discharge of his or her responsibilities at the Company.

Prior to consideration of related party transaction, our board of directors requires full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction. The board then determines whether the terms and conditions of the transaction are more or less favorable to the Company than those offered by unrelated third parties. Once the board determines that the terms and conditions are substantially similar to those offered by unrelated parties, the transaction may be permitted if it is approved by a majority of the independent directors entitled to vote on the matter with the interested director abstaining.

All of the transactions reported below were approved by our board of directors in accordance with these policies and procedures, and we believe that the terms of these transactions were not less favorable to us as those we could have obtained from unrelated third parties. The employee and director Code of Ethics and Business Conduct can be found on our website at www.narabank.com.

To identify related party transactions, each year we require our directors and NEOs to complete director and officer questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest. In addition, director independence is discussed on a regular basis at the Nomination and Governance Committee, and the Bank tracks all deposit accounts on a daily basis and loan accounts on a quarterly basis. Directors and NEOs are expected to notify the Legal Department of any updates to the information supplied in the questionnaire occurring after the date of its completion.

There are no existing or proposed material transactions between the Company or Nara Bank and any of our officers, directors, nominees or principal stockholders or the immediate family or associates of the foregoing persons, except as indicated below.

Transactions Considered

Some of the directors and officers of the Company and/or the Bank and the immediate families and the business organizations with which they are associated, are customers of, and have had banking transactions with, Nara Bank in the ordinary course of our business and we expect to have banking transactions with such persons in the future. All loans made to such persons have been made in the ordinary course of business; on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and do not involve more than a normal risk of collectibility or present other unfavorable features.

On March 13, 2006, Nara Bank agreed to retain Carpenter & Company to provide strategic consulting services to the Bank. Mr. Howard N. Gould, a director of the Company and Nara Bank, is the vice chairman of Carpenter & Company. The retainer was for a period of eighteen months and required a payment of $20,000 per quarter for the first two quarters in 2006 and $15,000 per quarter thereafter, plus reimbursement of reasonable out-of-pocket expenses. The Company also provided customary indemnification to Carpenter & Company. The Agreement with Carpenter & Company expired on November 30, 2007. In October 2007, the Bank and the Company retained DLA Piper, LLP (“DLA”) an international law firm with more than 3700 attorneys in 28 countries to represent its interests in two threatened litigations. The Nomination and Governance Committee discussed the merits of retaining DLA Piper at length, without Mr. Park participating in the discussion, and it was determined that their extensive experience in the type of litigation in question made them the best firm for the Company to engage, notwithstanding Mr. Park’s relationship. At the time of the engagement, Ki Suh Park’s daughter-in-law was a non-equity partner, focusing on real estate matters in a different office of DLA. During the engagement, Mr. Park’s daughter-in-law became an equity partner at DLA. The Company has been billed $225,985 since Mr. Park’s daughter-in-law was made an equity partner. The Company will continue to use the services of DLA in 2009.

PROPOSAL NO. 1

ELECTION OF DIRECTORS OF NARA BANCORP, INC.

Our Certificate of Incorporation and Bylaws provide that the number of directors may be no less than five and no more than twenty-five, with the exact number to be fixed by resolution of the board of directors or stockholders. Currently, the board of directors has nine members.

The board of directors has unanimously nominated the following nine individuals to serve as the Company’s directors until the next annual meeting of stockholders and until their successors are elected and qualified:

Howard N. Gould

Min J. Kim

Chong-Moon Lee

Jesun Paik

Hyon Man Park (John H. Park)

Ki Suh Park

Terry Schwakopf

James P. Staes

Scott Yoon-suk Whang

The proxy holders will vote all proxies for the election of the nine nominees listed above unless authority to vote for the election of any of the directors is withheld. The nine nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Abstentions and votes cast against nominees will have no effect on the election of directors. If any of the nominees should become unable to act as a director, the proxies voted for them may be voted for a substitute nominee to be designated by the board of directors. Each nominee has agreed to serve if elected and the board of directors has no reason to believe that any nominee will become unavailable.

Each of the nominees listed above, except for Mr. Chong-Moon Lee is currently a director of the Company who was previously elected by the stockholders at the 2008 Annual Shareholder’s Meeting. Mr. Lee was re-appointed to the board of directors as Chairman on February 25, 2009. It is the Company’s policy to encourage its directors and the nominees for directors to attend the annual meeting. All of the nominees, except Mr. Gould and Mr. Paik attended our 2008 annual meeting of stockholders.

As required under the NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with the Company’s counsel to ensure that the board of directors’ determinations is consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and Crowe Horwath, the board of directors affirmatively has determined that all of our directors, other than Ms. Kim, are independent directors within the meaning of the applicable NASDAQ listing standards.

The next table provides certain information as of March 31, 2009, with respect to all of our current directors and those persons nominated by the board of directors for election as directors. The Company knows of no arrangements, including any pledge by any person of the Company’s securities, the operation of which may, at a subsequent date, result in a change in control of the Company. There are no arrangements or understandings by which any of the directors or nominees for director of the Company were selected. There is no family relationship between any of the directors, nominees or executive officers, except that Messrs. Jesun Paik and Ki Suh Park are brothers-in-law.

Name	Age	Principal Business During the Past Five Years	Year First Elected to Board
Howard N. Gould	59	Mr. Gould is Vice Chairman of Carpenter and Company, a firm that advises banks on capital, strategic and charter related matters. He is also Managing General Partner of the Carpenter Community BancFund LP, a private equity fund that invests in community banks. In addition to his directorship at Nara Bancorp, Inc., he also serves as director of Bridge Capital Holdings, Inc. and Mission Community Bancorp. From 2004 to 2005, he was California Commissioner of Financial Institutions under Governor Arnold Schwarzenegger. From 2002 to 2003, he was Vice Chairman of The Bank of the West which had acquired United California Bank. From 1992 to 2002, he was Vice Chairman and Chief Operating Officer of United California Bank. He was State Superintendent of Banking under Governor George Deukmejian. Mr. Gould also served as a Partner in one of the nation’s premiere bank consulting firms and officer at Bank of America and Wells Fargo Bank.	2006

Chong-Moon Lee	80	Mr. Lee founded Diamond Multimedia Systems, served as CEO & Chairman of the company for 17 years, and took the company to a successful IPO in 1995. Mr. Lee is chairman of AmBex Venture Group, a venture capital and technology investment company in Silicon Valley, and a member of Advisory Board of Stanford Technology Venture Program (STVP) of Engineering School, Stanford University. He served as a Consulting Professor at Asia Pacific Research Center of Stanford University for 5 years. He currently serves as a Chaired Professor Emeritus of Korea Advanced Institute of Science & Technology (KAIST). Mr. Lee serves as a Commissioner & Trustee of Asian Art Museum of San Francisco—Chong-Moon Lee Center for Asian Art & Culture, the largest Asian arts museum outside of Asia. He also serves as a Trustee of Asia Society, New York, and Center for Strategic & International Studies (CSIS), Washington, DC, one of the most active and influential think tanks in America. He also is as a member of California Arts Council.	2003 & 2009

Name	Age	Principal Business During the Past Five Years	Year First Elected to Board
Min J. Kim	49	Ms. Kim was appointed as the President and Chief Executive Officer of the Company and its fully owned subsidiary, Nara Bank, on November 27, 2006. Before this appointment, she served as the Acting President and a member of the Interim Office of the President since March 13, 2006, and concurrently served as Executive Vice President and Chief Operating Officer of the Bank since October 2003. Ms. Kim served as Executive Vice President and Chief Credit Officer from January 2000 to October 2003 and Senior Vice President and Chief Credit Administrator of the Bank from 1996 to 1999. Ms. Kim serves on the board of the non-profit organization Koreatown Youth and Community Center.	2006

Jesun Paik	72	Mr. Paik is Senior advisor of Robb Evans & Associates, LLC, a financial consulting firm which he joined in 2001. From 1989 to 2001, he was Executive Vice President and Senior Advisor of the Americas Division of The Sakura Bank, Ltd., (New York City) and concurrently was the Vice Chairman of the Board of Manufacturers Bank (Los Angeles) from 1992 to 2001. Prior to The Sakura Bank, Mr. Paik served in executive management positions for Wells Fargo Bank, N.A. and Union Bank.	2001

John H. Park	61	Mr. Park is President of ABI USA Sales Corp, an import and export company which he founded in 2001, and President of BB Imex Corporation which he founded in 2003. From 1985 to 2001, he was President and Chief Executive Officer of Showroom 3 Inc. From 1978 to 2001, he was President and Chief Executive Officer of B.B. World Corporation.	2002

Ki Suh Park	77	Mr. Park is a prominent architect and city planner with 48 years of professional practice responsible for many large-scale landmark building and infrastructure projects.. Since 1981, he has been the Managing Partner and CEO of Gruen Associates, a global architectural, planning and interiors firm based in Los Angeles. In the 1970s Mr. Park was Chairman of the Citizens Advisory Committee on Transportation Quality for the United States Secretary of Transportation. He has been active on a number of community-based, non-profit boards including the Korean American Coalition (former Chairman), the Korean American Museum (Chairman), the California Community Foundation, the Public Policy Institute of California, the Los Angeles County Natural History Museum, and the Los Angeles World Affairs Council. In 1996 Mr. Park received a Korean Broadcasting System (KBS) Award which is given to an overseas Korean who had made a significant worldwide contribution to the arts, business and industry. In 2000 one of his project received a Presidential Design Award from the President of the United States.	2001

Name	Age	Principal Business During the Past Five Years	Year First Elected to Board
Terry Schwakopf	58	Since March 2007, Terry Schwakopf has been serving as an advisor to banks, a major accounting and consulting firm, investors and trade associations, on bank regulatory, risk management and strategic issues. Prior to that Ms. Schwakopf was Executive Director and Executive Vice President of the Federal Reserve Bank of San Francisco with overall responsibility for banking supervision. She was first employed by the Federal Reserve in 1983 as an examiner and oversaw banking supervision at the San Francisco Federal Reserve Bank for almost ten years. Ms. Schwakopf is on the board and executive committee of United Way of the Bay Area and she is actively involved in a number of international, civic and nonprofit organizations.	2007

James P. Staes	70	Mr. Staes is a director of Mechanics Bank located in Richmond, California which he joined in 2002 and where he is Lead Director, Chairman of Governance Committee, and a member of Loan and Compensation Committees. In January 2006, Mr. Staes became a Director of the Palos Verdes Peninsula Land Conservancy. From 1997 to 2004, he was a director of Manufacturers Bank, where he was Chairman of Credit Risk Management, ALM and Trust, and Audit Committees, as well as a member of Compliance Committee.	2006

Scott Yoon-suk Whang	63	Mr. Whang has been a goal-oriented entrepreneur who has started three successful companies in the past 20 years. Mr. Whang is a well rounded leader in business strategic planning, management, and operations. He has held various management positions with Daewoo Corporation, where he began his career in the early 1970s. He founded Codra Enterprises in 1985, which provides new product development and manufacturing outsourcing service to the gift and stationery industry, where he served as Chairman until December 2007. From 1990 to 2006, he was the founder and CEO of Avalanche Publishing, Inc., one of the major leading publishers of various gift and stationery products. In 2006, Mr. Whang was chosen as entrepreneur of the year by the Korean American Chamber of Commerce in recognition of his marketing achievements in the publishing arena.	2007

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL NINE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Crowe Horwath LLP (“Crowe Horwath”) as our independent registered public accounting firm for the year ending December 31, 2009 and has further directed that the selection of Crowe Horwath be submitted for ratification by the stockholders at the annual meeting. Crowe Horwath became our independent registered public accounting firm on September 17, 2004. The Company anticipates that a representative of Crowe Horwath will be present at the annual meeting and will be available to respond to your appropriate questions and make such statements as the representative may desire.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Crowe Horwath as the Company’s independent registered public accounting firm. However, we are submitting the selection of Crowe Horwath to the stockholders for ratification to obtain our stockholders views. If the stockholders fail to ratify the selection of Crowe Horwath, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee of the board of directors determines that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Crowe Horwath. Abstentions will be counted toward the tabulation of votes cast on proposals presented to stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for determining whether this matter has been approved.

Audit Fees. The audit fees include only fees that are customary under generally accepted auditing standards and are the aggregate fees that we incurred for professional services rendered for the audit of our annual consolidated financial statements for fiscal years 2008 and 2007. Crowe Horwath’s audit fees include the fees for the audit of the 2008 and 2007 consolidated financial statements and internal control over financial reporting and review of our quarterly consolidated financial statements included in our quarterly Form 10-Q filings for 2008 and 2007.

	2007	2008
Audit Fees	$448,500	$446,000
Audit Related Fees	$25,883	$3,802
Tax Fees	$95,619	$51,960
All Other Fees	$35,047	$9,622

Audit Related Fees. Crowe Horwath’s audit related fees for 2008 were for consultations regarding derivatives. Crowe Horwath’s audit related fees for 2007 were for consultations regarding derivatives, the potential purchase of charters, potential early adoption of FASB Statement 159, providing consent to a registration statement filed on Form S-8, and responding to an SEC comment letter.

Tax Fees. Crowe Horwath’s tax fees for 2008 were for preparation of the Company’s 2007 federal and state income tax returns and consultation regarding various tax issues. Crowe Horwath’s tax fees for 2007 were for preparation of the Company’s 2006 federal and state income tax returns and consultation regarding various tax issues.

All Other Fees. All other fees include the aggregate fees billed for services rendered by Crowe Horwath, other than those services covered above and for 2008 included providing software licenses for the Accounting Research Manager database and providing data base management software to facilitate communications related to the external audit. All other fees for 2007 included providing software licenses for the Accounting Research Manager database and responding to a subpoena request and providing testimonies in an arbitration. The Audit Committee considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe Horwath. The Audit Committee has determined that the rendering of the services other than audit services by Crowe Horwath is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted a policy and procedures for the approval in advance of audit and non-audit services rendered by our independent auditor. The policy requires advance approval of all services before the independent auditor is engaged to provide such services. The advance approval of services may be delegated to the Chair of the Audit Committee who has authority to approve up to $25,000, to be ratified at the next scheduled Audit Committee meeting. A copy of the Company’s policy regarding the approval of audit and non-audit services provided by the independent auditor is attached as Appendix A.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 2.

PROPOSAL 3

NONBINDING STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

In February 2009, Congress enacted ARRA. The ARRA imposes a number of requirements on financial institutions, such as Company, that received an investment under the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program (“TARP”). One of the requirements is that at each annual meeting of stockholders during the period in which any obligation arising from TARP financial assistance remains outstanding TARP recipients shall permit a separate nonbinding “say on pay” shareholder vote to approve the compensation of executives.

This proposal gives you as a stockholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the stockholders of Nara Bancorp, Inc. (the “Company”) approve the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the executive compensation tables and the related disclosure contained in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the board of directors and may not be construed as overruling any decision by the board of directors or our HRC Committee. However, the HRC Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of our stockholders, as described in the Compensation Discussion and Analysis. The HRC Committee, which is comprised entirely of independent directors oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

Our Board and our HRC Committee believe that our commitment to these responsible compensation practices justifies a vote by stockholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF EXECUTIVES.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report for 2008, including a copy of our annual report for the year ended December 31, 2008 on Form 10-K as filed with the SEC pursuant to the Securities Exchange Act of 1934, without all the exhibits, as filed, is included within this proxy statement. In addition, our Form 10-K is available on the Company’s website, www.narabank.com, and the SEC maintains a website, http://www.sec.gov, which contains information we file with them, including the Form 10-K and the exhibits. If you would also like a copy of the exhibits, please write to: Nara Bancorp, Inc., ATTN: Legal Department, 3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA 90010 or telephone Ms. Helen Kim at (213) 235-3000. You will be required to pay the expenses for copying and mailing of the exhibits.

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those share/stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Nara Bancorp, Inc., stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Nara Bancorp, Inc., Attention: Legal Department, 3731 Wilshire Blvd., Suite 1000, Los Angeles, CA 90010 or telephone Ms. Helen Kim at (213) 235-3000. We will undertake to furnish any stockholder so requesting a separate copy of these proxy materials. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The board of directors knows of no other matters that will be brought before the meeting, but if such matters are properly presented at the meeting, proxies solicited hereby will be voted in accordance with the direction of the board of directors, or, if no direction is given, in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the meeting in accordance with the terms of such proxies.

NARA BANCORP, INC.
BY THE ORDER OF THE BOARD OF
DIRECTORS

Min J. Kim, Chief Executive Officer

Los Angeles, California

April 13, 2009

APPENDIX A

NARA BANCORP, INC.

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

The Audit Committee of the board of directors of Nara Bancorp, Inc. (the “Company”) is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor of the Company. As part of this responsibility, the Audit Committee is required to approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. The Sarbanes-Oxley Act of 2002 (the “Act”) and the rules and regulations adopted by the Securities and Exchange Commission (“SEC”) thereunder contain detailed requirements specifying the types of non-audit services that an independent auditor may not provide to its audit client and the Audit Committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted this “Policy Regarding the Approval of Audit and Non-audit Services Provided by the Independent Auditor” (the “Policy”).

Policy Statement

It is the policy of the Company that all services provided by the Company’s independent auditor, both audit and non-audit in nature must be approved in advance by the Audit Committee. Although the Act permits de minimis exceptions and allows for the pre-approval of certain categories of audit and non-audit services, our policy is that all services provided by the independent auditor, both audit and non-audit in nature, must be specifically approved in advance by the Audit Committee. The Audit Committee may delegate to the Chair of the Audit Committee, who is independent as defined under applicable NASDAQ rules, the authority to grant approval of permitted services to be provided by the independent auditor up to $25,000. The decision of the Chair to approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Company’s independent auditor will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules. Subject to SEC rules, the annual proxy statement should include disclosure of the amount of “Audit Related Fees” and other fees required to be disclosed by the rules.

Prohibited Services—Under no circumstances may the Company engage the independent auditors to provide the non-audit services described below to the Company:

1. Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The independent auditor cannot maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2. Appraisal or Valuation Services or Fairness Opinions. The independent auditor cannot provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the independent auditor would audit the results.

3. Actuarial Services. The independent auditor cannot provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for the actuarial methods and assumptions.

A-1

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, AND “FOR” EACH OF THE PROPOSALS LISTED.

Please mark your votes as indicated in this example	☒

1.	The election of the following persons to the board of directors to serve until the next annual meeting:		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
01 02 03 04 05	Nominees: Howard N. Gould Min J. Kim Chong-Moon Lee Jesun Paik Hyon Man Park (John H. Park)	06 Ki Suh Park 07 Terry Schwakopf 08 James P. Staes 09 Scott Yoon-suk Whang	☐	☐	☐	2.	The ratification of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐
						3.	A nonbinding resolution to approve Executive Compensation as described in the Company’s 2009 Proxy.	☐	☐	☐
						4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

						Mark Here for Address ☐		Will Attend Meeting ☐ YES
Change or Comments
SEE REVERSE

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
NARA BANCORP, INC	http://www.proxyvoting.com/nara Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
The most recently filed Proxy Statement, Form 10-K, and Annual Report are available online at:

  www.narabank.com/EZProxy

REVOCABLE PROXY

NARA BANCORP, INC.

Annual Meeting of Stockholders – MAY 28, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

Solicited on behalf of the board of directors of Nara Bancorp, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, May 28, 2009, at 10:30 a.m. Pacific Time at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California 90005.

The undersigned hereby appoints Christine Oh and Helen Kim, and each of them, the proxy or proxies of the undersigned, each with the full power of substitution, to attend the Meeting and to vote all shares of common stock of the Company held of record on March 31, 2009 by the undersigned, at the Meeting or at any postponements or adjournments thereof, on the items set forth below and, in the proxies’ discretion, upon such other business as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all of the nominees identified and FOR each of the proposals listed. If any other business is presented at the Meeting, including whether or not to adjourn the Meeting, this proxy will be voted in accordance with the direction of the Board of Directors, or, if no direction is given, by the proxy holders in accordance with their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Notice of Annual Meeting, Company’s proxy statement dated April 13, 2009 and Annual Report is acknowledged by the undersigned stockholder(s).

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.